STATEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Securities and Exchange Commission
Washington, DC

Re: Signature Leisure, Inc.

We have not completed our audit procedures on the financial statements of the above captioned Registrant as of and for the year ended December 31, 2004. There are no reportable conditions at this time.

/s/ Cordovano and Honeck LLP

Cordovano and Honeck LLP
Denver, Colorado
March 30, 2005